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                                                                     Exhibit 3.6


                            TERREMARK WORLDWIDE, INC.
                      SERIES I CONVERTIBLE PREFERRED STOCK


                           CERTIFICATE OF DESIGNATIONS

                        ---------------------------------

         It is hereby certified that:


         1. The name of the corporation (hereinafter called the "CORPORATION" or the "COMPANY") is Terremark Worldwide, Inc., a Delaware corporation.

         2. The Certificate of Incorporation of the Corporation authorizes the issuance of 10,000,000 shares of preferred stock, par value $.001 per share (the "PREFERRED STOCK") and expressly vests in the Board of Directors of the Corporation the authority provided therein to issue any or all of said shares in one or more series and by resolution or resolutions to establish the designation, number, full or limited voting powers, or the denial of voting powers, preferences and relative, participating, optional, and other special rights and the qualifications, limitations, restrictions, and other distinguishing characteristics of each series to be issued.

         3. The Corporation has, as of the date hereof, authorized (i) 500,000,000 shares of common stock, par value par value $.001 per share (the "COMMON STOCK"), of which 310,531,127 were issued and outstanding as of January 15, 2004; and (ii) 10,000,000 shares of Preferred Stock, of which 20 shares of Series G Convertible Preferred Stock and 294 shares of Series H Convertible Preferred Stock are issued and outstanding as of January 15, 2004.

         4. The Board of Directors of the Corporation, pursuant to the authority expressly vested in it as aforesaid, has adopted the following resolutions creating a Series I Convertible Preferred Stock, par value $.001 per share (the "SERIES I CONVERTIBLE PREFERRED STOCK"):

         RESOLVED, that 600 shares of the 10,000,000 authorized shares of Preferred Stock of the Corporation shall be designated Series I Convertible Preferred Stock, and shall possess the rights and privileges set forth below:

         1. DESIGNATION. A total of 600 shares of the Corporation's Preferred Stock shall be designated as "SERIES I CONVERTIBLE PREFERRED STOCK." Such number of shares may be increased or decreased by resolution of the Board of Directors; provided, that no decrease shall reduce the number of shares of Series I Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Corporation convertible into Series I Convertible Preferred Stock. As used herein, the term "PREFERRED STOCK" used without reference to the Series I Convertible Preferred Stock means the shares of Series I Convertible Preferred Stock and the shares of each series of authorized Preferred Stock of the Corporation issued and designated from time to time by a resolution or resolutions of the Board of Directors, share for share alike and without distinction as to class or series, except as otherwise expressly provided for in this Certificate of Designations or as the context otherwise requires. The Series I Convertible Preferred Stock shall rank: (i) prior to all of the Corporation's Common Stock as to distributions of assets upon liquidation, dissolution or


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winding up of the Corporation, whether voluntary or involuntary (all such distributions being referred to collectively as "DISTRIBUTIONS"); (ii) prior to the Series G Convertible Preferred Stock (the "SERIES G CONVERTIBLE PREFERRED STOCK") as to Distributions, (iii) prior to any class or series of capital stock of the Corporation hereafter created that does not specifically by its terms rank senior to or on parity with the Series I Preferred Stock of whatever subdivision (collectively, with the Common Stock and the Series G Convertible Preferred Stock, the "JUNIOR SECURITIES") as to Distributions; and (iv) junior to the Series H Convertible Preferred Stock (the "THE SERIES H CONVERTIBLE PREFERRED STOCK") and any Preferred Stock subsequently created specifically ranking senior to the Series I Preferred Stock ("SENIOR SECURITIES") as to Distributions.

         2. DIVIDENDS. (a) Commencing on the date of issuance, the holders of record of shares of the Series I Convertible Preferred Stock shall be entitled to receive cumulative preferential dividends out of assets which are legally available for the payment of such dividends, payable, quarterly in arrears, on a cumulative basis, at an annual rate equal to (a) until January 31, 2007, $2,000.00 per share of Series I Convertible Preferred Stock, (b) on or after January 31, 2007 but before January 31, 2009, $2,500.00 per share of Series I Convertible Preferred Stock and (c) thereafter, $3,000.00 per share of Series I Convertible Preferred Stock (which amounts shall be subject to equitable adjustment whenever there shall occur after the date of issuance a stock dividend, stock split, combination, reorganization, recapitalization, reclassification or other similar event involving the Series I Convertible Preferred Stock). Dividends shall be payable quarterly on March 31, June 30, September 30 and December 31 of each year (each a "DIVIDEND PAYMENT DATE"), commencing on whichever Dividend Payment Date immediately follows the date of issuance; provided, however, that if any such day is a non-business day, the Dividend Payment Date will be the next business day. Each declared dividend shall be payable to holders of record as they appear at the close of business on the stock books of the Corporation on March 15, June 15, September 15 and December 15 of each year (each of such dates a "RECORD DATE"). Quarterly dividend periods (each a "DIVIDEND PERIOD") shall commence on and include the 1st day of January, April, July and October of each year and shall end on and include the day next preceding the next following Dividend Payment Date. No dividends shall be paid or declared, and no other distribution shall be made, on or with respect to the Junior Securities of the Corporation unless all accrued and unpaid dividends on the Series I Convertible Preferred Stock have first been paid. In the event dividends are paid on any share of Common Stock, an additional dividend shall be paid with respect to all outstanding shares of Series I Convertible Preferred Stock in an amount for each share of Series I Convertible Preferred Stock equal to or greater than the aggregate amount of such dividends for all shares of Common Stock into which each share of Series I Convertible Preferred Stock could then be converted.

                  (b) ACCRUAL OF DIVIDENDS. Dividends shall be cumulative, without compounding, and shall accrue daily on each outstanding share of Series I Convertible Preferred Stock from the date of issue thereof. Dividends payable on the Series I Convertible Preferred Stock for any period less than a full year shall be computed on the basis of the actual number of days elapsed and a 365-day year. Dividends on the Series I Convertible Preferred Stock shall accrue whether or not the Corporation has earnings or profits, whether or not there are funds legally available for the payment of such dividends and whether or not dividends are declared. The Corporation shall take all actions required or permitted under Delaware law to permit the



                                       2
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payment of dividends on the Series I Convertible Preferred Stock. Upon the
conversion of the Series I Convertible Preferred Stock into Common Stock of the Corporation, all cumulative dividends with respect to such converted shares shall be cancelled. In no event shall accrued but unpaid dividends accrue interest.

                  (c) PAYMENT OF DIVIDENDS. At the election of the Corporation, in its sole discretion, the dividends to be paid under this Section may be paid in cash or in the form of shares of Common Stock. The number of shares of Common Stock issuable per share of Series I Convertible Preferred Stock upon such an election by the Corporation shall be equal to the quotient obtained by dividing
(i) the amount of dividends declared per share of Series I Convertible Preferred Stock, BY (ii) the Market Price of the Common Stock multiplied by (A) ninety percent (90%) if the Market Price is equal to or less than $2.00 per share, (B) ninety-three percent (93%) if the Market Price is greater than $2.00 per share but less than $5.00 per share, or (C) ninety-five percent (95%) if the Market Price is greater than $5.00 per share. For the purpose of this Section, "MARKET PRICE" shall mean the weighted average of the daily closing sales prices of the Common Stock as quoted on the American Stock Exchange and reported in the WALL STREET JOURNAL for the twenty trading days ending on (and inclusive of) the business day immediately preceding the Dividend Payment Date. If the Company's Common Stock is no longer trading on the American Stock Exchange at the time such dividend is determined, the Market Price shall be determined by reference to the principal national securities exchange on which the shares of Common Stock are listed or admitted for trading and, if the shares of Common Stock are not listed or admitted for trading on a national securities exchange, by reference to the Nasdaq Stock Market, the Over-The-Counter Bulletin Board maintained by the National Association of Securities Dealers, Inc. or the over-the-counter market as, as reported by The National Quotation Bureau, Inc., or an equivalent generally accepted reporting service, whichever is the most appropriate. If the price of the Company's Common Stock is not quoted by any of these organizations then the Market Price shall be the fair market value of the shares of Common Stock on such day or days, as determined in good faith by the Board of Directors of the Company. If daily closing sales prices are not available, then Market Price shall be determined by the weighted average of the daily bid and asked prices quoted by such organizations for such twenty trading days. No fractional shares of Common Stock or scrip representing fractional shares shall be issued upon the payment in kind of the dividends pursuant to this Section. Instead of any fractional shares of Common Stock which would otherwise be issuable pursuant hereto, the Corporation shall round up to the next whole share of Common Stock issuable upon payment of the dividend. The determination as to whether any fractional shares of Common Stock shall be rounded up shall be made with respect to the aggregate number of shares of Common Stock being issued, not with respect to each share of Common Stock being issued.

         3. CONVERSION RIGHTS. The holders of the Series I Convertible Preferred Stock shall have the following rights with respect to the conversion of such shares into shares of Common Stock:

                  (a) GENERAL. Subject to and in compliance with the provisions of this Section 3, any or all shares of the Series I Convertible Preferred Stock may, at the option of the holder thereof, be converted at any time into fully-paid and non-assessable shares of Common Stock. The number of shares of Common Stock which a holder of Series I Convertible Preferred Stock shall be entitled to receive upon conversion shall be equal to the product obtained by multiplying the Series I Applicable Conversion Rate (determined as provided in Section 3(b)) by the number of shares of Series I Convertible Preferred Stock being converted at any time.

                  (b) APPLICABLE CONVERSION RATE. The conversion rate in effect at any time for the Series I Convertible Preferred Stock (the "SERIES I APPLICABLE CONVERSION RATE") shall be the quotient obtained by dividing $25,000 plus any accrued and unpaid dividends by the Series I Applicable Conversion Value. The "SERIES I APPLICABLE CONVERSION VALUE" in effect from time to time, except as adjusted in accordance with Section 3(c) hereof, shall be $0.75.

                  (c) ADJUSTMENT TO SERIES I APPLICABLE CONVERSION VALUE UPON EXTRAORDINARY COMMON STOCK EVENT. Upon the happening of an Extraordinary Common Stock Event (as hereinafter defined), the Series I Applicable Conversion Value shall, simultaneously with the happening of such Extraordinary Common Stock Event, be adjusted by multiplying the Series I Applicable Conversion Value by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such Extraordinary Common Stock Event and the denominator of which shall be the number of shares of Common Stock outstanding immediately after such Extraordinary Common Stock Event, and the product so obtained shall thereafter be the Series I Applicable Conversion Value. The Series I Applicable Conversion Value, as so adjusted, shall be readjusted in the same manner upon the happening of any successive Extraordinary Common Stock Event or Events. An "EXTRAORDINARY COMMON STOCK EVENT" shall mean (i) the issue of additional shares of Common Stock as a dividend or other distribution on outstanding shares of Common Stock, (ii) a subdivision of outstanding shares of Common Stock into a greater number of shares of Common Stock, or (iii) a combination or reverse stock split of outstanding shares of Common Stock into a smaller number of shares of Common Stock.

                  (d) MANDATORY CONVERSION DUE TO PRICE OF COMMON STOCK.

                           (i) MANDATORY CONVERSION OF SERIES I CONVERTIBLE
PREFERRED STOCK. At any time the Market Price determined as set forth in Section 2(c) above is equal to or exceeds $2.00 for ANY twenty (20) consecutive trading days, the Company may, at its option, require the conversion of all, or a portion of, the Series I Convertible Preferred Stock into the number of shares of Common Stock into which such shares of Series I Convertible Preferred Stock are then convertible pursuant to Section 3 hereof on the close of business on the date of notice by the Company thereof (the "MANDATORY CONVERSION DATE"), without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent. Such conversion shall be deemed to have been effected on the Mandatory Conversion Date.

                           (ii) SURRENDER OF CERTIFICATES UPON MANDATORY
CONVERSION. Upon the occurrence of the conversion events specified in the preceding paragraph (i), the holders of the Series I Convertible Preferred Stock shall, upon notice from the Corporation, surrender the certificates representing such shares at the office of the Corporation or of its transfer agent for the Common Stock. Thereupon, there shall be issued and delivered to such holder a certificate or certificates for the number of shares of Common Stock into which the shares of Series I



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

Convertible Preferred Stock so surrendered were convertible on the date on which such conversion occurred. The Corporation shall not be obligated to issue such certificates unless certificates evidencing the shares of Series I Convertible Preferred Stock being converted are either delivered to the Corporation or any such transfer agent, or the holder notifies the Corporation that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection therewith.

                  (e) CAPITAL REORGANIZATION OR RECLASSIFICATION. If the Common Stock issuable upon the conversion of the Series I Convertible Preferred Stock shall be changed into the same or different number of shares of any class or classes of capital stock, whether by capital reorganization, recapitalization, reclassification or otherwise (other than a subdivision or combination of shares or stock dividend provided for elsewhere in this Section 3, or a merger, consolidation or sale of all or substantially all of the Corporation's capital stock or assets to any other person), then and in each such event the holder of each share of Series I Convertible Preferred Stock shall have the right thereafter to convert such share into the kind and amount of shares of capital stock and other securities and property receivable upon such reorganization, recapitalization, reclassification or other change by the holders of the number of shares of Common Stock into which such shares of Series I Convertible Preferred Stock might have been converted immediately prior to such reorganization, recapitalization, reclassification or change, all subject to further adjustment as provided herein.

                  (f) MERGER, CONSOLIDATION OR SALE OF ASSETS. Subject to the provisions of Section 4(d) hereof, if at any time or from time to time there shall be a merger or consolidation of the Corporation with or into another corporation (other than a merger or reorganization involving only a change in the state of incorporation of the Corporation), or the sale of all or substantially all of the Corporation's capital stock or assets to any other person, then, as a part of such reorganization, merger, or consolidation or sale, and provision shall be made so that the holders of the Series I Convertible Preferred Stock shall thereafter be entitled to receive upon conversion of the Series I Convertible Preferred Stock the number of shares of stock or other securities or property of the Corporation, or of the successor corporation resulting from such merger or consolidation, to which such holder would have been entitled if such holder had converted its shares of Series I Convertible Preferred Stock immediately prior to such capital reorganization, merger, consolidation or sale. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 3 to the end that the provisions of this Section 3 (including adjustment of the Series I Applicable Conversion Value then in effect and the number of shares of Common Stock or other securities issuable upon conversion of such shares of Series I Convertible Preferred Stock) shall be applicable after that event in as nearly equivalent a manner as may be practicable.

                  (g) CERTIFICATE AS TO ADJUSTMENTS; NOTICE BY CORPORATION. In each case of an adjustment or readjustment of the Series I Applicable Conversion Rate, the Corporation at its expense will furnish each holder of Series I Convertible Preferred Stock with a certificate prepared by the Treasurer or Chief Financial Officer of the Corporation, showing such adjustment or readjustment, and stating in detail the facts upon which such adjustment or readjustment is based.

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                  (h) EXERCISE OF CONVERSION PRIVILEGE. To exercise its
conversion privilege, a holder of Series I Convertible Preferred Stock shall surrender the certificate or certificates representing the shares being converted to the Corporation at its principal office, and shall give written notice to the Corporation at that office that such holder elects to convert such shares. Such notice shall also state the name or names (with address or addresses) in which the certificate or certificates for shares of Common Stock issuable upon such conversion shall be issued. The certificate or certificates for shares of Series I Convertible Preferred Stock surrendered for conversion shall be accompanied by proper assignment thereof to the Corporation or in blank. The date when such written notice is received by the Corporation, together with the certificate or certificates representing the shares of Series I Convertible Preferred Stock being converted, shall be the "CONVERSION DATE." As promptly as practicable after the Conversion Date, the Corporation shall issue and shall deliver to the holder of the shares of Series I Convertible Preferred Stock being converted, or on its written order, such certificate or certificates as it may request for the number of whole shares of Common Stock issuable upon the conversion of such shares of Series I Convertible Preferred Stock in accordance with the provisions of this Section 3, rounded up to the nearest whole share as provided in Section 3(i), in respect of any fraction of a share of Common Stock issuable upon such conversion. Such conversion shall be deemed to have been effected immediately prior to the close of business on the Conversion Date, and at such time the rights of the holder as holder of the converted shares of Series I Convertible Preferred Stock shall cease and the person(s) in whose name(s) any certificate(s) for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares of Common Stock represented thereby.

                  (i) NO ISSUANCE OF FRACTIONAL SHARES. No fractional shares of Common Stock or scrip representing fractional shares shall be issued upon the conversion of shares of Series I Convertible Preferred Stock. Instead of any fractional shares of Common Stock which would otherwise be issuable upon conversion of Series I Convertible Preferred Stock, the Corporation shall round up to the next whole share of Common Stock issuable upon the conversion of shares of Series I Convertible Preferred Stock. The determination as to whether any fractional shares of Common Stock shall be rounded up shall be made with respect to the aggregate number of shares of Series I Convertible Preferred Stock being converted at any one time by any holder thereof, not with respect to each share of Series I Convertible Preferred Stock being converted.

                  (j) PARTIAL CONVERSION. In the event some but not all of the shares of Series I Convertible Preferred Stock represented by a certificate(s) surrendered by a holder are converted, the Corporation shall execute and deliver to or on the order of the holder, at the expense of the Corporation, a new certificate representing the number of shares of Series I Convertible Preferred Stock which were not converted.

                  (k) RESERVATION OF COMMON STOCK. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series I Convertible Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series I Convertible Preferred Stock (including any shares of Series I Convertible Preferred Stock represented by any warrants, options, subscription

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or purchase rights for Series I Convertible Preferred Stock), and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series I Convertible Preferred Stock (including any shares of Series I Convertible Preferred Stock represented by any warrants, options, subscriptions or purchase rights for such Preferred Stock), the Corporation shall take such action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

                  (l) NO REISSUANCE OF PREFERRED STOCK. No share or shares of Series I Convertible Preferred Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares shall be cancelled, retired and eliminated from the shares which the Corporation shall be authorized to issue. Under such circumstances, the Corporation shall from time to time take such appropriate corporate action as may be necessary to reduce the authorized number of shares of the Series I Convertible Preferred Stock.


         4. LIQUIDATION, DISSOLUTION OR WINDING UP.

                  (a) TREATMENT AT SALE, LIQUIDATION, DISSOLUTION OR WINDING UP. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, before any distribution or payment is made to any holders of any Junior Securities and subject to the liquidation rights and preferences of any Senior Securities, then the holders of shares of Series I Convertible Preferred Stock shall be entitled to be paid first out of the assets of the Corporation available for distribution to holders of the Corporation's capital stock whether such assets are capital, surplus or earnings, an amount equal to $25,000 per share of Series I Convertible Preferred Stock (which amount shall be subject to equitable adjustment whenever there shall occur a stock dividend, stock split, combination, reorganization, recapitalization, reclassification or other similar event involving the Series I Convertible Preferred Stock) PLUS any dividends accrued or declared but unpaid on such shares (such amount, as so determined, is referred to herein as the "SERIES I LIQUIDATION VALUE" with respect to such shares).

                  (b) PRO-RATA PARTICIPATION. After payment has been made to the holders of the Series I Convertible Preferred Stock and any series of Preferred Stock designated to be on a parity with respect to payment on liquidation with the Series I Convertible Preferred Stock of the full liquidation preference to which such holders shall be entitled as aforesaid, the remaining assets shall be distributed pro-rata among the holders of Junior Securities in accordance with their respective liquidation preferences.

                  (c) INSUFFICIENT FUNDS. If upon such liquidation, dissolution or winding up, the assets or surplus funds of the Corporation to be distributed to the holders of shares of Series I Convertible Preferred Stock and any other then-outstanding shares of the Corporation's capital stock ranking on a parity with respect to payment on liquidation with the Series I Convertible Preferred Stock (such shares being referred to herein as the "SERIES I PARITY STOCK") shall be insufficient to permit payment to such respective holders of the full Series I Liquidation Value and all other preferential amounts payable with respect to the Series I Convertible Preferred Stock and such Series I Parity Stock, then the assets available for payment or distribution to such holders shall be allocated among the holders of the Series I Convertible Preferred Stock and such Series I Parity Stock, pro rata, in proportion to the full respective preferential amounts to which the Series I Convertible Preferred Stock and such Series I Parity Stock are each entitled.

                  (d) CERTAIN TRANSACTIONS TREATED AS LIQUIDATION. For purposes of this Section 4, (i) any acquisition of the Corporation by means of merger or other form of corporate reorganization or consolidation with or into another corporation in which outstanding shares of the Corporation, including shares of Series I Convertible Preferred Stock, are to be exchanged for securities or other consideration issued, or caused to be issued, by the other corporation or its subsidiary and, as a result of which transaction, the shareholders of the Corporation own less than 50% of the voting power of the surviving entity, or
(ii) a sale, transfer or lease (other than a pledge or grant of a security interest to a bona fide lender) of all or substantially all of the assets of the Corporation (other than to a wholly owned subsidiary or parent of the Corporation) (collectively, the transactions referred to in clauses (i) and (ii) are referred to herein as "SALE TRANSACTIONS"), at the election of any holder of outstanding shares of Series I Convertible Preferred Stock, shall with respect to the Series I Convertible Preferred Stock held by such holder, be treated as a liquidation, dissolution or winding up of the Corporation and entitle such holder of Series I Convertible Preferred Stock to receive the Series I Liquidation Value for each share of Series I Convertible Preferred Stock held by such holder, subject to the liquidation rights and preferences of any Senior Securities. The Corporation will provide the holders of Series I Convertible Preferred Stock written notice of any Sale Transaction that would be treated as a liquidation, dissolution or winding up pursuant to this Section 4(d) at least fifteen (15) business days prior to the earlier of the stockholders' vote relating to such Sale Transaction or the closing of such Sale Transaction, and such holders shall have thirty (30) days from the date of such notice to make the election provided for in this Section 4(d).

                  (e) DISTRIBUTIONS OF PROPERTY. Whenever the distribution provided for in this Section 4 shall be payable in property other than cash, the value of such distribution shall be the fair market value of such property as determined in good faith by the Board of Directors, unless the holders of 25% or more of the then outstanding shares of Series I Convertible Preferred Stock request, in writing, that an independent appraiser perform such valuation, then by an independent appraiser selected by the Board of Directors and reasonably acceptable to the holders of 25% or more of the then outstanding shares of Series I Convertible Preferred Stock.


         5. REDEMPTIONS.

                  (a) REDEMPTION BY THE CORPORATION. At any time after December 31, 2004, the Corporation shall have the option to, upon written notice pursuant to Section 5(d) below, redeem, on the date (the "COMPANY REDEMPTION DATE") specified in such notice, any or all of the outstanding shares of Series I Convertible Preferred Stock which have not been converted into shares of Common Stock within thirty (30) days of receipt of such notice by holders of the Series I Convertible Preferred Stock at a price per share equal to the Redemption Price. The "REDEMPTION PRICE" for each share of Series I Convertible Preferred Stock redeemed pursuant to this Section 5(a) shall initially be $25,000 per share (the "ISSUE PRICE") in cash PLUS all accrued and/or declared but unpaid dividends on such shares up to and including the date fixed for redemption. The Redemption Price set forth in this Section 5 shall be subject to equitable adjustment with respect to the Series I Convertible Preferred Stock whenever there shall occur a stock split, stock dividend, combination, recapitalization, reclassification or other similar event involving a change in the Series I Convertible Preferred Stock.

                  (b) REDEMPTION PROPORTIONATE. Each redemption of Series I Convertible Preferred Stock pursuant to this Section 5 shall be made so that the number of shares of Series I Convertible Preferred Stock to be redeemed from each registered owner shall be on a pro rata basis according to the respective liquidation preferences of shares of Series I Convertible Preferred Stock which each such holder of Series I Convertible Preferred Stock owns of record as of the applicable Redemption Date.

                  (c) REDEMPTION NOTICE. At least 35 days prior to the Company Redemption Date, written notice (hereinafter referred to as the "REDEMPTION NOTICE") shall be mailed, first class or certified mail, postage prepaid, by the Corporation to each holder of record of Series I Convertible Preferred Stock which are to be redeemed, as its address shown on the records of the Corporation. The Redemption Notice shall contain the following information:

                           (i) the number of shares of Series I Convertible
Preferred Stock held by the holder which are to be redeemed by the Corporation;

                           (ii) the Company Redemption Date and the Redemption
Price; and

                           (iii) that the holder is to surrender to the
Corporation, at the place designated therein, its certificate or certificates representing the Series I Convertible Preferred Stock to be redeemed.

                  (d) SURRENDER OF CERTIFICATES. Each holder of Series I Convertible Preferred Stock shall surrender the certificate(s) representing such shares to the Corporation at the place designated in the Redemption Notice, and on the Company Redemption Date. The Redemption Price for such shares as set forth in this Section 5 shall be paid to the order of the person whose name appears on such certificate(s) and each surrendered certificate shall be canceled and retired. In the event some but not all of the Series I Convertible Preferred Stock represented by a certificate(s) surrendered by a holder are being redeemed, the Corporation shall execute and deliver to or on the order of the holder, at the expense of the Corporation, a new certificate representing the number of shares of Series I Convertible Preferred Stock which were not redeemed.

                  The rights of redemption of the holders of Series I Convertible Preferred Stock are subject to the rights and preferences of any class or series of preferred stock that may be designated to be senior to, or on parity with, the Series I Convertible Preferred Stock with respect to rights of redemption.

                  (e) DIVIDENDS AFTER REDEMPTION. From and after the Company Redemption Date, as the case may be, dividends shall cease to accrue on the shares of Series I Convertible Preferred Stock subject to redemption and no such shares shall be entitled to the conversion provisions set forth in Section 3 hereof; PROVIDED; HOWEVER, that if any shares of Series I Convertible Preferred Stock called for redemption shall not be paid upon surrender of the relevant stock certificate for redemption, then dividends shall accrue on such shares from the Company Redemption Date, as the case may be, until the Redemption Price therefor is paid.


         6. VOTING POWER. Except as otherwise expressly provided in Section 9 hereof or as otherwise required by law, each holder of Series I Convertible Preferred Stock shall be entitled to vote on all matters and shall be entitled to that number of votes equal to the number of whole shares of Common Stock into which such holder's respective shares of Series I Convertible Preferred Stock could then be converted, pursuant to the provisions of Section 3 hereof, at the record date for the determination of stockholders entitled to vote on such matter or, if no such record date is established, at the date such vote is taken or any written consent of stockholders is solicited. Except as otherwise expressly provided in Section 9 hereof or as otherwise required by law, the holders of shares of Series I Convertible Preferred Stock and Common Stock shall vote together as a single class on all matters.


         7. REGISTRATION OF TRANSFER. The Corporation will keep at its principal office a register for the registration of shares of Series I Convertible Preferred Stock. Upon the surrender of any certificate representing shares of Series I Convertible Preferred Stock at such place, the Corporation will, at the request of the record holders of such certificate, execute and deliver (at the Corporation's expense) a new certificate or certificates in exchange therefor representing the aggregate number of shares of Series I Convertible Preferred Stock represented by the surrendered certificate. Each such new certificate will be registered in such name and will represent such number of shares of Series I Convertible Preferred Stock as is required by the holder of the surrendered certificate and will be substantially identical in form to the surrendered certificate.


         8. REPLACEMENT. Upon receipt of evidence reasonably satisfactory to the Corporation of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing shares of Series I Convertible Preferred Stock, and in the case of any such loss, theft or destruction, upon receipt of an unsecured indemnity from the holder reasonably satisfactory to the Corporation or, in the case of such mutilation upon surrender of such certificate, the Corporation will (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the number of shares of Series I Convertible Preferred Stock represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate.


         9. RESTRICTIONS AND LIMITATIONS ON CORPORATE ACTION AND AMENDMENTS TO CHARTER. The Corporation shall not take any corporate action without the approval by vote or written consent of the holders of more than 50.0% of the then outstanding shares of Series I Convertible Preferred Stock, if such corporate action or amendment would:

                           (i) alter or change the powers, preferences or
special rights of the Series I Convertible Preferred Stock; or

                           (ii) amend any provisions of this Section 9.


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

         10. NO IMPAIRMENT. The Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of capital stock or assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of the Series I Convertible Preferred Stock set forth herein, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the holders of the Series I Convertible Preferred Stock against impairment. Without limiting the generality of the foregoing, the Corporation (a) will not increase the par value of any shares of stock receivable on the conversion of the Series I Convertible Preferred Stock above the amount payable therefor on such conversion, and (b) will take all such action as may be necessary or appropriate in order that the Corporation may validly and legally issue fully paid and nonassessable shares of stock on the conversion of all Series I Convertible Preferred Stock from time to time outstanding.


         11. NOTICES OF RECORD DATE. In the event of:

                  (a) any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or any right to subscribe for, purchase or otherwise acquire any shares of capital stock of any class or any other securities or property, or to receive any other right, or

                  (b) any capital reorganization of the Corporation, any reclassification or recapitalization of the capital stock of the Corporation, any merger or consolidation of the Corporation, or any transfer of all or substantially all of the assets of the Corporation to any other corporation, or any other entity or person, or

                  (c) any voluntary or involuntary dissolution, liquidation or winding up of the Corporation,

then and in each such event the Corporation shall mail or cause to be mailed to each holder of Series I Convertible Preferred Stock a notice specifying (i) the date on which any such record is to be taken for the purpose of such dividend, distribution or right and a description of such dividend, distribution or right,
(ii) the date on which any such reorganization, reclassification, recapitalization, transfer, consolidation, merger, dissolution, liquidation or winding up is expected to become effective, and (iii) the time, if any, that is to be fixed, as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such reorganization, reclassification, recapitalization, transfer, consolidation, merger, dissolution, liquidation or winding up. Such notice shall be mailed by first class mail, postage prepaid, at least fifteen (15) days prior to the earlier of (1) the date specified in such notice on which such record is to be taken and (2) the date on which such action is to be taken.




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         12. NOTICES. Except as otherwise expressly provided, all notices referred to herein will be in writing and will be deemed to have been duly given
(i) on the date of service if served personally on the party to whom notice is to be given, (ii) on the date of transmittal of services via telecopy to the party to whom notice is to be given (with a confirming copy being delivered within 24 hours thereafter), (iii) on the third day after mailing if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid, or (iv) on the date of delivery if sent via overnight courier providing a receipt and in each case properly addressed (x) to the Corporation, at its principal executive offices and (y) to any stockholder, at such holder's address as it appears in the stock records of the Corporation (unless otherwise indicated in writing by any such holder).

         FURTHER RESOLVED, that the statements contained in the foregoing resolutions creating and designating the said Series I Convertible Preferred Stock and fixing the number, powers, preferences and relative, optional, participating, and other special rights and the qualifications, limitations, restrictions, and other distinguishing characteristics thereof shall, upon the effective date of said series, be deemed to be included in and be a part of the Certificate of Incorporation of the Corporation pursuant to the laws of the State of Delaware.

Signed on January 15, 2004



By: /s/ Manuel D. Medina
    -------------------------------------------
        Manuel D. Medina
        President, Chief Executive Officer, and
        Chairman of the Board of Directors



By: /s/ Jose A. Segrera
    -------------------------------------------
        Jose A. Segrera
        Executive Vice President and Chief
        Financial Officer









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